Hub Group, Inc. Completes Acquisition Of Comtrak, Inc.

DOWNERS GROVE, IL, March 1, 2006, -- Hub Group, Inc. (NASDAQ: HUBG) announced today it has completed the previously announced acquisition of Comtrak, Inc. Hub paid the $38.0 million purchase price plus a working capital adjustment of $1.9 million from available cash. As previously disclosed, there is an earn-out for the periods 2006 and 2007, which will not exceed $10 million in total.

Comtrak is a transportation industry leader whose services include rail and international drayage for the intermodal sector, full truckload transportation, container storage, yard management, truck brokerage and other logistics services. Comtrak was established in 1983 and is headquartered in Memphis, Tennessee. It has 381 employees and fifteen terminals located primarily in the southeastern United States. Comtrak utilizes company drivers and third-party owner operators to serve its customers.

David P. Yeager, Hub’s CEO commented, “We are very excited about the addition of Comtrak because it is consistent with our strategy to increase our drayage business and enter the international drayage market. In addition, we can leverage the Comtrak technology into our existing drayage business. We welcome the Comtrak employees and customers and look forward to serving the market with the combined resources of Hub and Comtrak.”

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truckload brokerage, logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2005. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: HUB GROUP, INC.

CONTACT: Renee Jurczyk of Hub Group, Inc., +1-630-271-3611